Exhibit 23.1

CONSENT OF FOREST ECONOMIC ADVISORS, LLC

We hereby consent to the references to our name in the Registration Statement on Form S-3 and the related Prospectus Supplement (together with any amendments or supplements thereto, the “Registration Statement”), filed by CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”), and to the references to the Forest Economic Advisors, LLC market study (the “Market Study”) wherever appearing in the Registration Statement, including, but not limited to, the references to our name and the Market Study under the headings “Prospectus Supplement Summary,” “Industry and Market Opportunity” and “Experts” in the Registration Statement.

Dated: July 7, 2014

FOREST ECONOMIC ADVISORS, LLC

By

Name:	Paul F. Jannke
Title:	Principal